Exhibit 99.1

Contacts:
Stacy Kruse
Chief Financial Officer and Treasurer
Wilsons The Leather Experts Inc.
(763) 391-4000
For Immediate Release
Wilsons The Leather Experts Inc. Announces
Fourth Quarter and Full-Year 2005 Operating Results
     MINNEAPOLIS — (BUSINESS WIRE) — February 28, 2006 — Wilsons The Leather Experts Inc. (NASDAQ: WLSN) today reported fourth quarter and full-year operating results.
     Net sales for the fourth quarter ended January 28, 2006 decreased 10.6% to $178.9 million compared to $200.1 million for the same period last year. Comparable store sales decreased 10.0% compared to a decrease of 3.8% in the same period last year.
     Wilsons Leather reported net income for the 2005 fourth quarter of $41.7 million, or $1.04 per diluted share. This compares to net income for the 2004 fourth quarter of $42.1 million, or $1.05 per diluted share. Included in the results for the 2004 fourth quarter is a net loss of $2.3 million, or $0.06 per diluted share, primarily related to performance bonuses related to former officers of the Company, retention bonuses and the remainder of the lease termination costs. Net income for the 2004 fourth quarter, when adjusted to remove the $2.3 million in charges related to store closings and restructuring, was $44.4 million, or $1.11 per diluted share.
     Net sales for the year ended January 28, 2006 decreased 9.8% to $398.0 million compared to $441.1 million for the year ended January 29, 2005. Sales for the 2004 fiscal year included approximately $20.8 million in liquidation sales resulting from the transfer of inventory to an independent liquidator in conjunction with the closing of approximately 111 stores. Comparable store sales for the full year decreased 2.9% compared to an increase of 0.6% in the same period last year. Comparable store sales for the prior year do not include sales from stores that were liquidated.
     The net income for the 2005 fiscal year was $12.2 million, or $0.30 per diluted share. This compares to a net loss of $23.6 million, or $0.75 per basic and diluted share, during 2004. Included in the results for the 2004 fiscal year is a net loss of $27.4 million, or $0.87 per basic and diluted share, related to the transfer of inventory to an independent liquidator in conjunction with the closing of approximately 111 stores, accelerated depreciation, fixed asset write-offs, lease termination costs related to store closings, severance, and other restructuring charges. Net income for the 2004 fiscal year, when adjusted to remove the $27.4 million in charges related to store closings and restructuring, was $3.8 million, or $0.12 per basic and diluted share.

7401 Boone Avenue North Brooklyn Park, Minnesota 55428
763.391.4000 phone, 763.391.4906 fax, www.wilsonsleather.com

     A reconciliation of the gross margin, net income or loss and basic and diluted income or loss per share for the 2004 periods with and without the charges related to restructuring appears in an accompanying table. Gross margin, net income or loss and basic and diluted income or loss per share excluding these restructuring charges are measures of performance that are not defined by U. S. generally accepted accounting principles (“GAAP”) and should be viewed in addition to, and not in lieu of, the gross margin, net income or loss and basic and diluted income or loss per share as reported on a GAAP basis.
     Michael Searles, Chairman and Chief Executive Officer, commented, “Sales during the quarter were affected by weather and strong competition from other retailers at our opening price points. The men’s division was down 13.0%, women’s was down 14.7%, and accessories were down 1.3%. Mall comparable store sales were down 11.8% during the quarter and outlets were down 6.2%. As our fourth quarter comparable store sales performance has gone down year over year, the pressure on seasonal stores has increased and profits have eroded. We analyzed the profitability of our seasonal stores and found they distracted from our primary objectives during the most important part of the year and were not profitable. As a result, we will suspend opening these temporary locations. When the leather outerwear cycle improves we will reconsider getting back into seasonal stores. In 2005, seasonal store sales were approximately $18.0 million.”
     Mr. Searles continued, “When we began the year, our top two priorities were to deliver consistent top and bottom-line performance improvements. While our top line did not improve as we had planned, we have been successful in delivering significant improvement in bottom-line performance. For the year, margin rates ran 230 basis points ahead of last year when adjusted for store closing and restructuring charges in 2004, and we effectively controlled expenses. Our balance sheet at year end remained strong as evidenced by a 19.3% improvement in working capital. Total inventory at the end of the quarter, including in transit inventory, was 48 basis points below last year.”
     Searles concluded by commenting on the Company’s outlook for the upcoming year. “We will begin expensing stock options under FASB 123R, which will be effective in our first quarter of fiscal 2006. As such, we expect to record a $2.8 million expense related to stock options during fiscal year 2006. While we feel good about the Company’s financial position as we close the year, as a management team we must improve our top line performance. This will take time. Our efforts to accomplish this will be part of a multi-year, multi-format strategy and we believe the full impact of our strategies will not be realized until sometime after 2006.”

7401 Boone Avenue North Brooklyn Park, Minnesota 55428
763.391.4000 phone, 763.391.4906 fax, www.wilsonsleather.com

About Wilsons Leather
     Wilsons Leather is the leading specialty retailer of leather outerwear, accessories and apparel in the United States. As of January 28, 2006, Wilsons Leather operated 422 stores located in 45 states, including 298 mall stores, 110 outlet stores and 14 airport stores. The Company has traditionally supplemented its permanent mall stores with seasonal stores during its peak selling season from October through January.
     Except for historical information, matters discussed in this press release are forward-looking statements that involve risks and uncertainties, and actual results may be materially different. Such statements are based on information available to management as of the time of such statements and relate to, among other things, future operations of seasonal stores, expected stock option expenses, and anticipated results from new strategies. Factors that could cause actual results to differ include: changes in customer shopping patterns, including the effect of unseasonably warm weather; competition in our markets; uncertainty in general economic conditions, including rising energy prices; our inability to effectively respond to changes in fashion trends and consumer demands; failure of results of operations to meet expectations of research analysts; our inability to grow the business as planned; decreased availability and increased cost of leather; risks associated with foreign sourcing and international business; seasonality of our business; risks associated with our debt service; risks associated with estimates made by management based on our critical accounting policies; changes to financial accounting standards that may affect our results of operations; loss of key members of our senior management team; the sale into the market of the shares issued in our 2004 equity financing or issuable upon exercise of warrants delivered in connection with our equity financing; concentration of our common stock; volatility of the market price of our common stock; reliance on third parties for upgrading and maintaining our management information systems; war, acts of terrorism or the threat of either; interruption in the operation of our corporate offices and distribution center; and the sale into the market of our common stock by existing shareholders, including shares issuable upon exercise of outstanding vested options. The information included in this press release is operative as of this date only. Wilsons Leather does not undertake any obligation to update its forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. In order to ensure that all investors continue to have equal access to the same information, Wilsons Leather will refrain from updating projections made in this press release unless it does so through means designed to provide broad distribution of the information to the public.
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7401 Boone Avenue North Brooklyn Park, Minnesota 55428
763.391.4000 phone, 763.391.4906 fax, www.wilsonsleather.com

WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	January 28,	January 29,
ASSETS	2006	2005(1)

	(Unaudited)

CURRENT ASSETS:
Cash and cash equivalents	$45,552	$48,821
Accounts receivable, net	4,063	3,643
Inventories	85,645	86,059
Prepaid expenses and other current assets	1,987	3,246

TOTAL CURRENT ASSETS	137,247	141,769

Property and equipment, net	41,045	44,606
Other assets, net	1,576	2,205

TOTAL ASSETS	$179,868	$188,580

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$12,036	$17,697
Current portion of long-term debt	—	5,000
Accrued expenses	16,595	22,959
Income taxes payable	5,685	4,307
Deferred income taxes	53	5,585

TOTAL CURRENT LIABILITIES	34,369	55,548

Long-term debt	20,000	20,000
Other long-term liabilities	17,445	17,925
Total shareholders’ equity	108,054	95,107

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$179,868	$188,580

1.	Derived from audited consolidated financial statements.

Note: The Company’s inventories are determined by the retail method on the last-in, first-out (‘LIFO’) basis. The difference in inventories between the LIFO method and the first-in, first-out method was not material as of January 28, 2006 or January 29, 2005.

WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	For the three months ended
	January 28,	January 29,
	2006	2005
NET SALES	$178,851	$200,067
COST OF GOODS SOLD, BUYING AND OCCUPANCY COSTS	98,589	115,903

Gross margin	80,262	84,164
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	36,279	38,634
DEPRECIATION AND AMORTIZATION	3,506	4,395

Operating income	40,477	41,135
INTEREST EXPENSE, net	861	1,345

Income from continuing operations before income taxes	39,616	39,790
INCOME TAX BENEFIT	(2,098)	(2,183)

Income from continuing operations	41,714	41,973
Income from discontinued operations, net of tax	—	173

Net income	$41,714	$42,146

BASIC INCOME PER SHARE:
Income from operations	$1.07	$1.08
Income from discontinued operations	—	—

Basic income per share	$1.07	$1.08

Basic weighted average shares outstanding	39,057	38,872

DILUTED INCOME PER SHARE:
Income from operations	$1.04	$1.05
Income from discontinued operations	—	—

Diluted income per share	$1.04	$1.05

Diluted weighted average shares outstanding	39,951	40,159

WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	For the year ended
	January 28,	January 29,
	2006	2005
NET SALES	$397,986	$441,071
COST OF GOODS SOLD, BUYING AND OCCUPANCY COSTS	258,754	299,713

Gross margin	139,232	141,358
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	112,877	129,240
DEPRECIATION AND AMORTIZATION	14,073	30,630

Operating income (loss)	12,282	(18,512)
INTEREST EXPENSE, net	3,156	7,427

Income (loss) from continuing operations before income taxes	9,126	(25,939)
INCOME TAX BENEFIT	(3,086)	(2,183)

Income (loss) from continuing operations	12,212	(23,756)
Income from discontinued operations, net of tax	—	173

Net income (loss)	$12,212	$(23,583)

BASIC INCOME (LOSS) PER SHARE:
Income (loss) from continuing operations	$0.31	$(0.76)
Income from discontinued operations	—	0.01

Basic income (loss) per share	$0.31	$(0.75)

Basic weighted average shares outstanding	38,994	31,275

DILUTED INCOME (LOSS) PER SHARE:
Income (loss) from continuing operations	$0.30	$(0.76)
Income from discontinued operations	—	0.01

Diluted income (loss) per share	$0.30	$(0.75)

Diluted weighted average shares outstanding	40,767	31,275

WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(In thousands, except per share amounts)
(Unaudited)
Reconciliation of the GAAP gross margin, net income (loss) and basic and diluted income (loss) per share to the adjusted gross margin, net income (loss) and basic and diluted income (loss) per share

	For the three months ended January 29, 2005
			Basic	Diluted
	Gross Margin	Net income	income per share	income per share
As reported	$84,164	$42,146	$1.08	$1.05
Restructuring and other charges (1)	(154)	2,260	0.06	0.06

Adjusted	$84,010	$44,406	$1.14	$1.11

(1)	Includes $2.3 million related to performance bonuses related to former officers of the Company, retention bonuses and the remainder of the lease termination costs.

	For the year ended January 29, 2005
			Basic and diluted
	Gross Margin	Net income (loss)	income (loss) per share
As reported	$141,358	$(23,583)	$(0.75)
Restructuring and other charges (1)	(3,834)	27,388	0.87

Adjusted	$137,524	$3,805	$0.12

(1)	Includes $27.4 million related to the transfer of inventory to an independent liquidator in conjunction with the closing of approximately 111 stores, accelerated depreciation, fixed asset write-offs, lease termination costs related to store closings, severance, and other restructuring charges.